FORSTER DRILLING CORPORATION
WHISTLEBLOWER PROTECTION POLICY AND
CODE OF ETHICS

INTRODUCTION

Forster Drilling Corporation (with its controlled subsidiaries, the “Company”) is committed to providing a workplace which is conducive to open discussion of its business practices. It is Company policy to comply with all applicable laws that protect employees against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting information regarding, or their participating in, investigations involving alleged corporate fraud or other alleged violations by the Company or its agents of federal or state law. The Board of Directors has adopted a Whistleblower Protection Policy to reflect this policy.

The Company is committed to operating its business with honesty and integrity. To promote compliance with all applicable laws, rules and regulations, the Board of Directors has adopted a Code of Ethics that reiterates the standards of conduct and ethical behavior that we have always expected of our directors, officers and employers (collectively, “Associates” and individually, an “Associate”). However, the Code of Ethics is only one aspect of our commitment. Other Company policies and procedures are issued by the Company from time to time, and all Associates must also be familiar with and comply with such other policies and procedures.

WHISTLEBLOWER PROTECTION POLICY

Federal laws prohibit retaliatory action by public companies against their employees who take certain lawful actions when they suspect wrongdoing on the part of their employer. In furtherance of the Company’s obligations under federal law, neither the Company nor any of our officers, employees, contractors, subcontractors or agents, may discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee because of any lawful act done by the employee to:

(a)
provide information to or otherwise assist in an investigation by a federal regulatory or law enforcement agency, any member of Congress or committee of Congress, or any person with supervisory authority over the employee (or such other person working for the Company who has the authority to investigate, discover or terminate an employee), where such information or investigation relates to any conduct that the employee reasonably believes constitutes a violation of federal mail fraud, wire fraud, bank fraud or securities fraud laws, any Securities & Exchange Commission (the “SEC”) rule or regulation, or any other federal law relating to fraud against shareholders; or

(b)	file, testify, participate in, or otherwise assist in a proceeding relating to alleged violations of any of the federal fraud or securities laws described in (a) above.

CODE OF ETHICS

The following rules constitute the Company’s Code of Ethics (the “Code”). This Code is intended to aid Associates in making ethical and legal decisions when conducting Company business and performing their day-to-day duties. As used herein, the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions are sometimes also referred to as the “Senior Financial Officers”.

This Code has been reasonably designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

•	accountability for adherence to the Code.

The Company expects Associates to act in a responsible manner that preserves the Company’s reputation for honesty, integrity and the highest professional ethics. This Code will not contain the answer to every situation an Associate may encounter or every concern about conducting business ethically and legally. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help by following the procedures set forth in this Code.

This Code is a statement of certain fundamental principles, policies and procedures that govern Associates in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

Associates generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that you may have to the Company. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from Associates in the conduct of the Company’s business.

I. Standards of Conduct

A.	Honest and Candid Conduct

Associates are expected to act and perform their duties ethically and honestly with the utmost integrity. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships as discussed below.

B.	Conflicts of Interest

A conflict of interest exists when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when an Associate takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if an Associate, or a member or his or her family, receives improper personal benefits as a result of his or her position in the Company. While it is not possible to describe every situation in which a conflict of interest may arise, Associates must never use or attempt to use their position with the Company to obtain improper personal benefits.

C.	Accuracy of Financial Reports and Other Public Communications

The Company, as a public company, is subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations which may be filed with, or submitted to, the SEC and other regulators or disseminated publicly. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

Senior Financial Officers are responsible for ensuring that the disclosure in the Company’s periodic reports is full, fair, accurate, timely and understandable. In doing so, Senior Financial Officers shall take such action as is reasonably appropriate to (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Company is made known to them; (ii) confirm that the Company’s periodic reports comply with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and (iii) ensure that information contained in the Company’s periodic reports fairly presents in all material respects the financial condition and results of operations of the Company.

D.	Compliance with Laws and Regulations

It is the Company’s policy to comply with all applicable laws, rules, and regulations. It is the personal responsibility of each Associate to adhere to the standards and restrictions imposed by those laws, rules, and regulations. In performing his or her duties, each Associate will endeavor to comply, and take appropriate action within his or her areas of responsibility to cause the Company to comply, with applicable governmental laws, rules, and regulations.

II. Compliance Procedures

A.	Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of its Board of Directors or a committee thereof, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee (the Audit Committee shall be the Company’s Board of Directors unless and until a separate Audit Committee is constituted), shall take reasonable steps from time to time to (i) monitor compliance with the Code, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code may include, but are not limited to, oral or written reprimands, warnings, counseling, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution, disciplinary action, including termination.

Management of the Company shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

B.	Reporting Illegal or Unethical Behavior

Associates are required to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any Associate believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of the Company. The best starting point for an Associate seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the Associate has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the Associate does not feel that he or she can discuss the matter with his or her supervisor, the Associate should raise the matter, in writing, with the Board of Directors.

C.	Procedures for Submitting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

The Company is committed to achieving compliance with all applicable laws and regulations relating to accounting standards and audit practices. The Company’s Audit Committee is responsible for overseeing treatment of complaints regarding these matters. In order to facilitate the reporting of accounting and audit related violations by Associates, the Audit Committee has established the following procedures for the confidential, anonymous submission of concerns regarding questionable accounting and auditing matters. If an Associate is not sure if the matter he or she is concerned about relates to accounting or auditing matters, the Associate should ask his or her supervisor or contact, in writing, the Board of Directors.

If you have, at any time, concerns regarding questionable accounting or auditing matters relating to the Company, immediately notify the Audit Committee in writing at the following address:

Forster Drilling Corporation
Attn: Audit Committee
6371 Richmond Avenue, Suite 275
Houston, Texas 77056

You can be assured that any information will be treated in a confidential manner, except to the extent necessary (i) to conduct a complete and fair investigation, or (ii) for review of Company operations by the Company’s Board of Directors, its Audit Committee or the Company’s independent public accountants and the Company’s counsel. If you wish to remain anonymous, it is not necessary that you give your name or position in any notification. Whether you identify yourself or not, in order that a proper investigation can be conducted, please give us as much information as you can, sufficient to do a proper investigation, including where and when the incident occurred, names and titles of the individuals involved and as much other detail as you can provide.

D.	Policy Against Retaliation

The Company will not permit any negative or adverse actions to be taken against any Associate who in good faith reports a possible violation of this Code of Ethics, including any concerns regarding questionable accounting or auditing matters, even if the report is mistaken, or against any Associate who assists in the investigation of a reported violation. Retaliation in any form will not be tolerated. Any act of alleged retaliation should be reported immediately and will be promptly investigated.
E.	Amendments and Waivers of the Code

No waiver of any provisions of this Code for the benefit of a director or an executive officer (which includes without limitation, the Senior Financial Officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if required, such waiver is promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of any exchange upon which the Company’s securities are traded.

Any waivers of the Code for other Associates may be made by the Chief Executive Officer, the Board of Directors, or if permitted, a committee of the Board of Directors.

Any amendments to this Code must be approved by the Board of Directors or a committee thereof and, if applicable must be promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of any exchange upon which the Company’s securities are traded.

This Whistleblower Protection Policy and Code of Ethics was adopted by the Board of Directors and became effective as of October 3, 2006.